UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2009

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 31, 2009, ConAgra Foods, Inc. (the "Company") entered into a Transition and Severance Agreement with Peter M. Perez, the former Executive Vice President, Human Resources, of the Company (the "Agreement"). The Company previously announced Mr. Perez’ transition and departure from the Company and he ceased to be an employee on December 31, 2009. Under the Agreement and applicable law, Mr. Perez has up to seven days to revoke the Agreement. Material terms of the Agreement are described below and assume that Mr. Perez does not revoke the Agreement. The timing of the payment of the severance benefits described may be subject to modification to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Under the terms of the Agreement, Mr. Perez has agreed to protect the Company’s confidential information, to adhere to non-competition and non-solicitation obligations for a period of two years and to non-disparagement and cooperation provisions. Mr. Perez has also agreed to a release of all claims in favor of the Company, as well as a number of other standard terms. If Mr. Perez complies with his obligations under the Agreement, he will be entitled to receive the following:

• two years of cash severance. In the first year of his severance period, he will be paid bi-weekly at an annual rate of $300,000, with a lump sum payment equal to $65,000 made on each of the Company’s first regular pay-days after June 30, 2010 and December 1, 2010. In the second year of his severance period he will be paid bi-weekly at an annual rate of $430,000;

• for 18 months, a bi-weekly payment for the amount of COBRA premium costs for Mr. Perez and his dependents;

• $7,750 to use in retaining outplacement services; and

• continued eligibility to receive a cash incentive for fiscal 2010 under the Management Incentive Plan ("MIP"). Mr. Perez’ MIP award is subject to the Company’s achievement of plan targets, as certified by the Human Resources Committee of the Board of Directors (the "Committee"). Mr. Perez’ MIP amount, if earned, will be in an amount equal to $344,000, multiplied by the funded level authorized by the Committee for awards to other MIP participants. The funded level can be between zero and two hundred percent; no award is guaranteed. Mr. Perez’ MIP award, if any, will be paid at the same time as all other participants.

In recognition of Mr. Perez’ service to and performance with the Company, the Company also agreed to amend two of Mr. Perez’ option awards, effective December 31, 2009, contingent on Mr. Perez’ compliance with his obligations under the Agreement. Mr. Perez’ Stock Option Agreement with the Company dated February 14, 2004 (the "2004 Option Amendment"), under which he was granted a stock option to purchase 70,000 shares of the Company’s common stock at an exercise price of $26.17 per share (the "2004 Options"), was amended to extend the exercise period from 90 days after termination of employment to three years after termination of employment. If Mr. Perez revokes the Agreement, the 2004 Option Amendment will be void and of no further force or effect. The Company also amended the terms of Mr. Perez’ Stock Option Agreement with the Company dated July 15, 2009 (the "2009 Option Amendment"), under which he was granted a stock option to purchase 120,000 shares of the Company’s common stock at an exercise price of $19.05 per share (the "2009 Option"). The 2009 Option Amendment provides for immediate vesting and exercisability of the 2009 Option and extends the exercise period from 90 days after termination of employment to three years after termination of employment. All other stock options granted to Mr. Perez during his employment ceased to vest as of December 31, 2009 and will remain exercisable for 90 days in accordance with their terms.

Under the Agreement and the terms of the Company’s Performance Share Plans, Mr. Perez forfeited all of his outstanding performance share awards upon his separation from the Company.

The foregoing is a summary description of the material terms of the Agreement, the 2004 Option Amendment and the 2009 Option Amendment (the "Amendments") and is qualified in its entirety by the text of the Agreement and the Amendments, which the Company expects to file as exhibits to its Quarterly Report on Form 10-Q for the quarterly period ending February 28, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

January 4, 2010	By:	/s/ Colleen Batcheler

Name: Colleen Batcheler
Title: Executive Vice President, General Counsel & Corporate Secretary